Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Caladrius Biosciences, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Caladrius Biosciences, Inc. on Forms S-3 (File No. 333-145988, File No. 333-173853, File No. 333-173855, File No. 333-176673, File No. 333-183542, File No. 333-183543, File No. 333-185346, File No. 333-188486, File No. 333-196702 and File No. 333-206175) and on Forms S-8 (File No. 333-107438, File No. 333-144265, File No. 333-159282, File No. 333-162733, File No. 333-173854, File No. 333-181365, File No. 333-184927, File No. 333-191572 and File No. 333-205662).

/s/ GRANT THORNTON LLP

New York, New York
March 15, 2016